Exhibit 10.6

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of July 16, 2021, by and among Holley Inc., a Delaware corporation (the “Company”) (f/k/a Empower Ltd., a Cayman Islands exempted company), Holley Parent Holdings, LLC, a Delaware limited liability company (the “Holley Stockholder”), Sentinel Capital Partners V, L.P., a Delaware limited partnership (“SCP V”), Sentinel Capital Partners V-A, L.P., a Delaware limited partnership (“SCP V-A”), Sentinel Capital Investors V, L.P., a Delaware limited partnership (“SCI V” and, together with SCP V and SCPV-A, the “Holley Investors” and, together with the Holley Stockholder, the “Holley Parties”), Empower Sponsor Holdings LLC, a Delaware limited liability company (the “Sponsor”), MidOcean Partners V, L.P. (“Sponsor Affiliate Fund I”), MidOcean Partners V Executive, L.P. (“Sponsor Affiliate Fund II”, together with Sponsor Affiliate Fund I, the “Sponsor Investors” and, together with the Sponsor, the “Sponsor Group”) (the Sponsor Group, together with the Holley Parties and any individual or entity who hereafter becomes a party to this Agreement pursuant to Section 13, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 11, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Empower Merger Sub I, Inc., Empower Merger Sub II LLC, and Holley Intermediate Holdings, Inc. (“Holley Intermediate”);

WHEREAS, in connection with the Merger Agreement and the transactions contemplated therein (the “Transactions”), the Company and the Parties have entered into a Registration Rights Agreement, dated as of the date hereof (as it may be amended, restated or supplemented from time to time, the “Registration Rights Agreement”); and

WHEREAS, as of immediately following the Closing each of the Parties Beneficially Owns (as defined below) the respective number of shares of Common Stock, par value $0.0001 per share, of the Company, set forth on Annex A hereto.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary or desirable to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to all Voting Shares, (iii) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of the Company.

“Organizational Documents” means (i) the certificate of incorporation of the Company, as in effect on the Closing Date, as the same may be amended or restated from time to time, and (ii) the bylaws of the Company, as in effect on the Closing Date, as the same may be amended from time to time.

“Sponsor Agreement” means that certain Sponsor Agreement, dated as of March 12, 2021, by and among the Sponsor, the Company and Holley Intermediate, as amended or modified from time to time.

“Voting Shares” means all securities of the Company that may be voted in the election of the Company’s directors that are Beneficially Owned by such Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof.

2. Agreement to Vote. Each Party, severally and not jointly, agrees with the Company to, from the date hereof until the date on which such Party no longer has the right to designate a director to the Board under this Agreement, cause all Voting Shares such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted (to the extent not prohibited by the Organizational Documents) at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting in favor of each director nominated in accordance with Section 3.a for election at any such meeting or through any such written consent. Each Party, severally and not jointly, agrees with the Company not to take, directly or indirectly, any action (a) to remove any director (other than a director nominated by such person) from office unless such removal is for cause or if the applicable Party nominating such director is no longer entitled to nominate such director pursuant to Section 3.a, or (b) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated.

3. Board of Directors.

a. Board Representation. Each Party, severally and not jointly, agrees with the Company to take all Necessary Action to cause (x) the Board to be comprised of seven (7) directors and (y) those individuals to be nominated in accordance with this Article 3, initially:

i. three of whom (the “Sentinel Designees” and each a “Sentinel Designee”) have been nominated by the Holley Stockholder, initially designated as set forth on Exhibit 3(a) hereto, and thereafter designated pursuant to this Section 3.a.i or Section 3.d.ii, as applicable, and; provided that for so long as the Holley Stockholder has the right to designate two or more Sentinel Designees, one of the Sentinel Designees must qualify as an “independent director” under stock exchange regulations applicable to the Company; provided, further, that only for so long as the Holley Investors Beneficially Own a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares Beneficially Owned by the Holley Investors immediately after the Closing shown below, the Company shall, and the Parties shall, take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, that number of individuals designated by the Holley Stockholder that, if elected, will result in the Holley Stockholder having the number of directors serving on the Board that is shown in the column labeled “Number of Sentinel Designees” below; provided, further, that, notwithstanding anything in this Agreement to the contrary, after the number of Sentinel Designees is reduced because the percentage of Voting Shares Beneficially Owned by the Holley Investors is reduced, the Holley Stockholder cannot subsequently increase the number of Sentinel Designees entitled to be designated as a result of the acquisition of Beneficial Ownership of additional Voting Shares by the Holley Investors:

Voting Shares Beneficially Owned by the Holley Investors as a Percentage of the Voting Shares Held by the Holley Investors immediately after the Closing	Number of Sentinel Designees
64% or greater	3
39% or greater, up to but not including 64%	2
14% or greater, up to but not including 39%	1
Less than 14%	0

ii. two of whom (the “Sponsor Designees” and each a “Sponsor Designee”) have been initially designated as set forth on Exhibit 3(a) hereto, and thereafter designated pursuant to this Section 3.a.ii or Section 3.d.iii, as applicable; provided, that, only for so long as the Sponsor Investors Beneficially Own a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares Beneficially Owned by the Sponsor Investors immediately after the Closing shown below, the Company shall, and the Parties shall, take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, that number of individuals designated by the Sponsor that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown in the column labeled “Number of

Sponsor Designees” below; provided, further, that, notwithstanding anything in this Agreement to the contrary, but subject in all respects to the last sentence of this Section 3.a.ii, after the number of Sponsor Designees is reduced because the percentage of Voting Shares Beneficially Owned by the Sponsor Investors is reduced, the Sponsor cannot subsequently increase the number of Sponsor Designees entitled to be designated as a result of the acquisition of Beneficial Ownership of additional Voting Shares by the Sponsor Investors. Notwithstanding the foregoing, when calculating the percentage of Voting Shares Beneficially owned by the Sponsor Investor on any date of determination, each of the number of Voting Shares held on such date of determination and the number of Voting Shares Beneficially owned by the Sponsor Investors immediately after the Closing shall be deemed to include any Earn-out Shares (as defined in the Sponsor Agreement) vested in accordance with the Sponsor Agreement as of such date of determination:

Voting Shares Beneficially Owned by the Sponsor Investors as a Percentage of the Voting Shares Beneficially Owned by the Sponsor Investors immediately after the Closing	Number of Sponsor Designees
50% or greater	2
25% or greater, up to but not including 50%	1
Less than 25%	0

iii. one of whom (the “Other Designee”, together with the Sentinel Designees and the Sponsor Designees, the “Designees”) has been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated as determined by the Board; provided, that the Other Designee must qualify (1) in the determination of the Board as an “independent director” under stock exchange regulations applicable to the Company and (2) as an “audit committee financial expert” within the meaning of U.S. Securities and Exchange Commission Regulation S-K.

iv. one of whom (the “CEO Director”) shall be the individual serving as the Chief Executive Officer of the Company and who is initially set forth on Exhibit 3(a) hereto.

b. At and following the Effective Time, each Party, severally and not jointly, agrees to take all Necessary Action to cause the directors named in Section 3.a to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

i. the class I directors shall initially include one (1) Sentinel Designee and one (1) Sponsor Designee;

ii. the class II directors shall initially include one (1) Sentinel Designee and one (1) Sponsor Designee; and

iii. the class III directors shall initially include one (1) Sentinel Designee; the Other Designee and the CEO Director.

The initial term of the class I directors shall expire immediately following the Company’s first annual meeting of stockholders following the consummation of the Merger. The initial term of the class II directors shall expire immediately following the Company’s second annual meeting of stockholders following the consummation of the Merger. The initial term of the class III directors shall expire immediately following the Company’s third annual meeting of stockholders following the consummation of the Merger.

c. Decrease in Designees.

i. Upon any decrease in the number of directors that the Holley Stockholder or the Sponsor is entitled to designate for nomination to the Board, the Holley Parties or the Sponsor Group, as applicable shall take all Necessary Action to cause the appropriate number of Designees to offer to tender their resignation, effective as of the next annual meeting of stockholders of the Company. Any Designee resigning pursuant to this Section 3.c shall be permitted to continue serving as a director until the next annual meeting of stockholders of the Company.

ii. If as a result of the provisions of Section 3.a.i or (ii) there are seats on the Board for which none of the Holley Stockholder or the Sponsor have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the Organizational Documents of the Company, and the other corporate governance documents of the Company. Notwithstanding the foregoing, the Compensation, Nominating and Corporate Governance Committee may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Sentinel Designee or Sponsor Designee that has tendered his or her resignation pursuant to this Section 3.

d. Resignation; Removal; Vacancies.

i. Any director may resign at any time upon written notice to the Board.

ii. (A) the Holley Stockholder shall have the exclusive right to remove one or more of the Sentinel Designees from the Board for a reason other than for cause, and the Company and the Parties shall take all Necessary Action to cause the removal of any such Sentinel Designee(s) at the written request of the Holley Stockholder and (B) the Holley Stockholder shall have the exclusive right, in accordance with Subsection 3.a.i, to designate directors for election to the Board to fill vacancies created by reason of death, removal, disqualification or resignation of Sentinel Designees, and the Company and the Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement Sentinel Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3.d.ii, the Holley Stockholder shall not have the right to designate a replacement Sentinel Designee, and the Company and the Parties shall not be required to take any action to cause any vacancy to be filled by any such Sentinel Designee, to the extent that election or appointment of such Sentinel Designee to the Board would result in a number of directors designated by the Holley Stockholder in excess of the number of directors that the Holley Stockholder is then entitled to designate as nominees for membership on the Board pursuant to this Agreement.

iii. (A) The Sponsor shall have the exclusive right to remove one or more of the Sponsor Designees from the Board for a reason other than for cause, and the Company and the Parties shall take all Necessary Action to cause the removal of any such Sponsor Designee(s) at the written request of the Sponsor and (B) the Sponsor shall have the exclusive right, in accordance with Subsection 3.a.ii, to designate directors for election to the Board to fill vacancies created by reason of death, removal, disqualification or resignation of Sponsor Designees, and the Company and the Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement Sponsor Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3.d.iii, the Sponsor shall not have the right to designate a replacement Sponsor Designee, and the Company and the Parties shall not be required to take any action to cause any vacancy to be filled by any such Sponsor Designee, to the extent that election or appointment of such Sponsor Designee to the Board would result in a number of directors designated by the Sponsor in excess of the number of directors that the Sponsor is then entitled to designate as nominees for membership on the Board pursuant to this Agreement.

iv. Until the third annual meeting of stockholders following the consummation of the Merger, no Party shall take any action to cause the removal of the Other Designee unless such removal is for cause.

v. If at any time a Person serving as the CEO Director ceases to be the Chief Executive Officer of the Company, the Company and each Party shall take all Necessary Action to cause the removal of such Person as the CEO Director and, at such time as a succeeding Chief Executive Officer is appointed by the Board, the appointment or election of such Person as the CEO Director.

e. Committees.

i. In accordance with the Organizational Documents and other corporate governance documents of the Company, the Board may from time to time by vote or resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Designees. Subject to applicable laws, stock exchange regulations and applicable listing requirements, the Holley Stockholder and the Sponsor shall each, severally, have the right to have one Sentinel Designee and Sponsor Designee, respectively, appointed to serve on each committee of the Board for so long as the Holley Stockholder or the Sponsor, as applicable, has the right to designate at least two directors for election to the Board. The Parties and the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board to be agreed between the Holley Parties, the Sponsor Group and the Company. The Board may dissolve any committee or remove any member of a committee at any time, provided that, (x) for so long as the Holley Stockholder has the right to designate at least two directors for election to the Board, following any such removal, the Holley Stockholder shall have the right to maintain at least one Sentinel Designee serving on such committee and (y) for so long as the Sponsor has the right to designate at least two directors for election to the Board, following any such removal, the Sponsor shall have the right to maintain at least one Sponsor Designee serving on such committee.

f. Chairperson. Each Party, severally and not jointly, agrees with the Company to take all Necessary Action to cause the initial Chairperson of the Board to be Matt Rubel. Following the earlier to occur of (i) Mr. Rubel’s resignation or removal from the Board or resignation as Chairperson of the Board and (ii) the expiration of Mr. Rubel’s initial term, the Board will have the right to select the director that will serve as the Chairperson.

4. Representations and Warranties of each Party. Each Party on its own behalf hereby represents and warrants to the Company and each other Party, severally and not jointly, as of the date of this Agreement, as follows:

a. Organization; Authority. If such Party is a legal entity, such Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If such Party is a natural person, such Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If such Party is a legal entity, this Agreement has been duly authorized, executed and delivered by such Party. This Agreement constitutes a valid and binding obligation of such Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Party’s ability to perform his, her or its obligations pursuant to this Agreement. If such Party is a natural person, no consent of such Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of such Party’s obligations hereunder. If such Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Party is a legal entity, conflict with or violate any provision of the organizational documents of such Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Party or to such Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, such Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Party, threatened, against such Party or any of such Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

d. Ownership of Shares. Such Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant to this Agreement, the Merger Agreement and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Such Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

5. Covenants of the Company.

a. The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; (ii) not take any action, including entering into any agreement, that violates or is inconsistent with, or would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Holley Parties under, this Agreement without the prior written consent of the Holley Parties; and (iii) not take any action, including entering into any agreement, that violates or is inconsistent with, or would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Sponsor Group under, this Agreement without the prior written consent of the Sponsor Group.

b. The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for so long as any director nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such director, and (iii) cause the Organizational Documents of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

c. The Company shall pay all reasonable out-of-pocket expenses incurred by the directors in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each director and officer of the Company at the Closing and from time to time thereafter.

6. No Other Voting Trusts or Other Arrangement. Each Party shall not, and shall not permit any entity under Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

7. Additional Shares. Each Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for Voting Shares) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

8. No Agreement as Director or Officer. Each Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Party makes any agreement or understanding in this Agreement in such Party’s capacity as a director or officer of the Company or any of its Subsidiaries (if such Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

9. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured Party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a Party’s rights would be materially and adversely affected if the obligations of the other Parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10. Termination. Following the Closing, (a) Sections 2, 3, and 5 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Party has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 5.b shall survive such termination and (b) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each of the Holley Parties, on the one hand, and the Sponsor Group, on the other hand, when such Party ceases to have the right to designate any directors.

11. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the Holley Parties and the Sponsor Group. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by the Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Parties and all dividends and distributions payable in Voting Shares shall become Voting Shares for purposes of this Agreement.

13. Assignment.

a. Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

b. Except as otherwise permitted pursuant to this Agreement, no Party may assign, directly or indirectly, such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties; provided, that, each Party shall be entitled to assign (solely in connection with a transfer of Voting Shares) to any of its Affiliates in connection with a transfer of Voting Shares, without such prior written consent, all (but not less than all) of its rights and obligations hereunder; provided, further, that so long as a Party Beneficially Owns any Voting Shares, the obligations set forth in Section 3.a and Section 3.b shall continue to apply to such Party.

c. This Agreement and the provisions hereof shall, subject to Section 13.b, inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Parties, including with respect to any of such Party’s Voting Shares that are transferred to an Affiliate thereof in accordance with the terms of this Agreement.

d. No assignment in accordance with this Section 13 by any Party hereto (including pursuant to a transfer of any Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other Party hereto unless and until each of the other Parties hereto shall have received (i) written notice of such assignment as provided in Section 19 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other Parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Party shall not permit the transfer of any such Party’s Voting Shares to an Affiliate thereof unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

e. Any transfer or assignment made other than as provided in this Section 13 shall be null and void.

14. Other Rights. Except as provided by this Agreement, each Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

15. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

17. TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

19. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Merger Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 19.

20. Entire Agreement. This Agreement, together with the Merger Agreement, the Ancillary Agreements and the Registration Rights Agreement, constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

21. Sponsor Group Representative. Notwithstanding anything in this Agreement to the contrary, all decisions, actions, consents and instructions by Sponsor Affiliate Fund I (the “Sponsor Group Representative”) under this Agreement shall be binding upon each member of the Sponsor Group, and no such member of the Sponsor Group shall have the right to object to, dissent from, protest or otherwise contest the same. The Holley Parties shall be entitled to rely on any such decision, action, consent or instruction of the Sponsor Group Representative as being the decision, action, consent or instruction of such Sponsor Party, and the Holley Parties are hereby relieved from any liability to any Person for acts done in accordance with any such decision, act, consent or instruction. Upon dissolution of Sponsor, the rights of Sponsor set forth in this Agreement shall become the rights of the Sponsor Investors and all references to Sponsor herein shall be read and interpreted as reference to Sponsor Group Representative.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

HOLLEY INC.

By:	/s/ Tom Tomlinson
Name: Tom Tomlinson
Title: Chief Executive Officer

HOLLEY STOCKHOLDER:

HOLLEY PARENT HOLDINGS, LLC

By:	/s/ James D. Coady
Name: James D. Coady
Title: President

HOLLEY INVESTORS:

SENTINEL CAPITAL PARTNERS V, L.P.
By: Sentinel Partners V, L.P., its General Partner
By: Sentinel Managing Company V, Inc., its General Partner

By:	/s/ David S. Lobel
Name: David S. Lobel
Title: President

SENTINEL CAPITAL PARTNERS V-A, L.P.
By: Sentinel Partners V, L.P., its General Partner
By: Sentinel Managing Company V, Inc., its General Partner

By:	/s/ David S. Lobel

Name:	David S. Lobel
Title:	President

[Signature Page to Stockholders’ Agreement]

SENTINEL CAPITAL INVESTORS V, L.P.
By: Sentinel Partners V, L.P., its General Partner
By: Sentinel Managing Company V, Inc., its General Partner

By:	/s/ David S. Lobel
Name: David S. Lobel
Title: President

SPONSOR:

EMPOWER SPONSOR HOLDINGS LLC

By:	/s/ Matthew Rubel
Name: Matthew Rubel
Title: CEO

SPONSOR INVESTORS:

MIDOCEAN PARTNERS V, L.P.

By:	/s/ Andrew Spring
Name: Andrew Spring
Title: Managing Director of General Partner

MIDOCEAN PARTNERS V EXECUTIVE, L.P.

By:	/s/ Andrew Spring
Name: Andrew Spring
Title: Managing Director of General Partner

[Signature Page to Stockholders’ Agreement]

Annex A

Voting Shares

Holder	Address	Shares of Common Stock	Warrants	Options	Other Voting Shares/Rights to Acquire Voting Shares
Holley Parent Holdings, LLC.	Holley Parent Holdings, LLC. c/o Sentinel Capital Partners, L.L.C. 330 Madison Ave, 27th Floor New York, NY 10017 Attention: James Coady Owen Basham Vincent Taurassi Email: coady@sentinelpartners.com basham@sentinelpartners.com taurassi@sentinelpartners.com with copies to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10005 Attention: William H. Gump Cristopher Greer Claire E. James Email: wgump@willkie.com cgreer@willkie.com cejames@willkie.com	67,673,884	—	—	—

Sentinel Capital Partners V, L.P.	Sentinel Capital Partners V, L.P. c/o Sentinel Capital Partners, L.L.C. 330 Madison Ave, 27th Floor New York, NY 10017 Attention: James Coady Owen Basham Vincent Taurassi Email:coady@sentinelpartners.com basham@sentinelpartners.com taurassi@sentinelpartners.com with copies to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10005 Attention: William H. Gump Cristopher Greer Claire E. James Email: wgump@willkie.com cgreer@willkie.com cejames@willkie.com	67,673,884	—	—	—

[Annex A]

Sentinel Capital Partners V-A, L.P.	Sentinel Capital Partners V-A, L.P. c/o Sentinel Capital Partners, L.L.C. 330 Madison Ave, 27th Floor New York, NY 10017 Attention: James Coady Owen Basham Vincent Taurassi Email: coady@sentinelpartners.com basham@sentinelpartners.com taurassi@sentinelpartners.com with copies to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10005 Attention: William H. Gump Cristopher Greer Claire E. James Email: wgump@willkie.com cgreer@willkie.com cejames@willkie.com	67,673,884	—	—	—

Sentinel Capital Investors V, L.P.	Sentinel Capital Investors V, L.P. c/o Sentinel Capital Partners, L.L.C. 330 Madison Ave, 27th Floor New York, NY 10017 Attention: James Coady Owen Basham Vincent Taurassi Email: coady@sentinelpartners.com basham@sentinelpartners.com taurassi@sentinelpartners.com with copies to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10005 Attention: William H. Gump Cristopher Greer Claire E. James Email: wgump@willkie.com cgreer@willkie.com cejames@willkie.com	67,673,884	—	—	—

[Annex A]

Empower Sponsor Holdings LLC	c/o MidOcean Partners LP 245 Park Avenue, 38th Floor New York, NY 10167 Attention: Matthew Rubel Graham Clempson Andrew Spring Email: mrubel@midoceanpartners.com gclempson@midoceanpartners.com aspring@midoceanpartners.com with copies to (which shall not constitute notice): Gibson, Dunn & Crutcher LLP 200 Park Ave, New York, NY 10166 New York, New York 10166 Attention: George Stamas Andrew Herman Evan D’Amico Email: gstamas@gibsondunn.com aherman@gibsondunn.com edamico@gibsondunn.com	6,250,000	4,666,777	—	—

MidOcean Partners V, L.P.	Same as Empower Sponsor Holdings LLC	10,238,329[1]	5,638,334[2]	—	—

MidOcean Partners V Executive, L.P.	Same as Empower Sponsor Holdings LLC	45,921[3]	28,333[4]	—	—

[1]	Includes an indirect beneficial ownership interest in 4,163,329 shares of Common Stock directly held by Empower Sponsor Holdings LLC.
[2]	Includes an indirect beneficial ownership interest in 3,980,001 Private Placement Warrants directly held by Empower Sponsor Holdings LLC.
[3]	Includes an indirect beneficial ownership interest in 20,921 shares of Common Stock directly held by Empower Sponsor Holdings LLC.
[4]	Includes an indirect beneficial ownership interest in 20,000 Private Placement Warrants directly held by Empower Sponsor Holdings LLC.

[Annex A]

Exhibit 3(a)

Initial Designees

1.	Sentinel Designees shall initially be Owen M. Basham, James D. Coady and Michelle Gloeckler.

2.	Sponsor Designees shall initially be Matt Rubel and Gina Bianchini. Mr. Rubel shall also initially serve as the Chairperson.

3.	Other Designee shall initially be Ginger M. Jones.

4.	CEO Director shall initially be Tom Tomlinson.

[Exhibit 3(a)]